UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMONWEALTH INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3245741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Jefferson Street PNC Plaza – 19th Floor Louisville, Kentucky	40202-2823
(Address of Principal Executive Offices)	( Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

Title of Each Class to be so registered	Name of Each Exchange on which each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights

(Title of class)

Item 1: Description of Registrant’s Securities to be Registered:

Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on Form 8-A, dated March 6, 1996, as amended on March 8, 1996 (the “Original Form 8-A”), by Commonwealth Industries, Inc. (then called Commonwealth Aluminum Corporation), a Delaware corporation (the “Company”), relating to the rights distributed to the stockholders of the Company (the “Rights”) in connection with the Rights Agreement, dated as of March 6, 1996 (the “Rights Agreement”), between the Company and National City Bank, as Rights Agent (the “Rights Agent”).

On June 16, 2004, the Company and the Rights Agent executed the First Amendment to Rights Agreement, dated as of June 16, 2004 (the “Rights Agreement Amendment”), between the Company and the Rights Agent.

The Rights Agreement Amendment amends the Rights Agreement to generally provide that (i) no Separation Time or Stock Acquisition Date shall be deemed to have occurred under the Rights Agreement, and (ii) neither IMCO Recycling Inc., a Delaware corporation (“IMCO”), nor any of its Affiliates or Associates shall be deemed to have become an Acquiring Person under the Rights Agreement, in each case solely by reason of (a) the approval, execution, delivery, announcement or performance of the Agreement and Plan of Merger, dated as of June 16, 2004 (the “Merger Agreement”), among the Company, IMCO and a wholly owned indirect subsidiary of IMCO (“Merger Sub”) or (b) the consummation of any of the transactions contemplated by the Merger Agreement. The Rights Agreement Amendment also amends the Rights Agreement to provide that the Rights will expire at the effective time of the merger between the Company and Merger Sub pursuant to the terms of the Merger Agreement.

The Rights Agreement Amendment is filed as Exhibit 1 to this Form 8-A/A. The foregoing summary description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibit hereto, which is incorporated herein by reference.

Item 2. Exhibits.

1	First Amendment to Rights Agreement dated as of June 16, 2004 between Commonwealth Industries, Inc. and National City Bank

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMONWEALTH INDUSTRIES, INC.

By:	/S/ LENNA RUTH MACDONALD
Name: Lenna Ruth Macdonald
Title: Vice President, General Counsel and Secretary

Date: June 24, 2004

INDEX TO EXHIBITS

1	First Amendment to Rights Agreement dated as of June 16, 2004 between Commonwealth Industries, Inc. and National City Bank